As filed with the Securities and Exchange Commission on April 24, 2000
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                             PINNACLE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                                   ----------

          California                                             94-3003809
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                             280 North Bernardo Ave.
                         Mountain View, California 94043
                                 (650) 526-1600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                               Arthur D. Chadwick
                   Vice President, Finance and Administration,
                             Pinnacle Systems, Inc.
                            280 North Bernardo Avenue
                         Mountain View, California 94043
                                 (650) 526-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                             Chris F. Fennell, Esq.
                     Wilson Sonsini Goodrich & Rosati, P.C.
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (650) 493-9300

                                   ----------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==============================================================================================
                                                                      Proposed
                                                      Proposed         Maximum
Title of Each Class                   Amount          Maximum         Aggregate     Amount of
   of Securities                       to be       Offering Price     Offering    Registration
  to be Registered                  Registered      Per Share(1)      Price(1)         fee
----------------------------------------------------------------------------------------------
Common Stock, no par value(2)....  360,352 shares      $24.66       $8,886,280.32    $2,346.00
==============================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices on April 19, 2000.
(2) Includes Preferred Share Purchase Rights, which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS (SUBJECT TO COMPLETION)
Dated April 24, 2000

                                 360,352 Shares

                             PINNACLE SYSTEMS, INC.

                                  COMMON STOCK

                                   ----------

     These shares may be offered and sold from time to time by certain shareholders of Pinnacle Systems, Inc. identified in this prospectus. See
"Selling Shareholders." The selling shareholders acquired the shares in connection with the acquisition by Pinnacle Systems, Inc. of Puffin Designs, Inc.

     The selling shareholders will receive all of the net proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Pinnacle Systems will not receive any of the proceeds from the sale of the shares.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

     Pinnacle Systems' common stock is traded on the Nasdaq National Market under the symbol "PCLE." On April 20, 2000, the last sale price of a share of Pinnacle Systems' Common Stock was $25.50.

                                   ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                                 April ___, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where to Find Additional Information About Pinnacle Systems................    2
Information Incorporated by Reference......................................    2
Forward Looking Information................................................    3
Summary Business Description of Pinnacle Systems...........................    3
Risk Factors...............................................................    4
Use of Proceeds............................................................   11
Selling shareholders.......................................................   11
Plan of Distribution.......................................................   14
Experts....................................................................   15
Legal Matters..............................................................   15

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of Pinnacle Systems common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     In this prospectus, "Pinnacle Systems," "we," "us," and "our" refer to Pinnacle Systems, Inc. and its subsidiaries.

           WHERE TO FIND ADDITIONAL INFORMATION ABOUT PINNACLE SYSTEMS

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission referred to as the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-_______). The documents we incorporate by reference are:

     1. our Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

     2. our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     3.   our Quarterly  Report on Form 10-Q for the quarter ended  December 31,
          1999;

     4. our Current Report on Form 8-K as filed on August 13, 1999 as amended by our current Report on Form 8-K/A filed October 15, 1999 relating to our acquisition of certain assets from Hewlett-Packard Company;

     5. our Current Report on Form 8-K as filed on April 13, 2000 relating to our acquisitions of Puffin Designs, Inc., Digital Editing Services, Inc. and Montage Group, Ltd.;

     6. the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the SEC on September 9, 1994; and

     7. the description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A as filed with the SEC on December 19, 1996, as amended May 19, 1998.

     You may request a copy of these filings, at no cost, by written or oral request to the following address: Chief Financial Officer, Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, California 94043; telephone number (650) 526-1600.

                           FORWARD LOOKING INFORMATION

     This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended June 30, 1999, incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, prospective purchasers of the Common Stock offered hereby should carefully consider the factors set forth in this Prospectus under "Risk Factors."

                SUMMARY BUSINESS DESCRIPTION OF PINNACLE SYSTEMS

     We design, manufacture, market and support video post-production tools for high quality real time video processing. Our products combine computer based and specialized video processing technologies which perform a variety of video post-production functions such as the addition of special effects, graphics and titles to multiple streams of live or previously recorded video material. We have sold over 10,000 post-production systems since the company's inception in 1986 to customers in more than 60 countries. Our products address needs in the broadcast, desktop and consumer video post-production markets.

     We were incorporated in California in 1986. We maintain our executive offices at 280 North Bernardo Avenue, Mountain View, California 94043, and our telephone number is (650) 526-1600.

                                  RISK FACTORS

We have grown rapidly and expect to continue to grow rapidly. If we fail to effectively manage this growth, our financial results could suffer.

     We have experienced rapid growth and anticipate that we will continue to grow at a rapid pace in the future. For example, net sales in fiscal 1999 were $159.1 million compared to $105.3 million in fiscal 1998, a 51% increase, and net sales in the first six months of fiscal 2000 were $113.0 million compared with $71.4 million in the first six months of fiscal 1999. As a result of internal growth and recent acquisitions, we have increased the number of
employees   significantly   over  the  last  two  fiscal   years  and  many  are
geographically dispersed, primarily throughout North America and Europe. This growth places increasing demands on our management, financial and other resources. We have built resources and systems to account for such growth, but continued or accelerated growth may require us to increase our investment in such systems, or to reorganize our management team. Such changes, should they occur, could cause an interruption or diversion of focus from our core business activities and have an adverse effect on financial results.

Any failure to successfully integrate the businesses we have acquired could negatively impact us.

     In March 2000, we acquired Digital Editing Services, Inc. and Puffin Designs, Inc. and in April 2000, we acquired Montage Group, Ltd. Also, in 1999, we acquired the Video Communications Division of the Hewlett-Packard Company and acquired Truevision, Inc. and Shoreline Studios, Inc. We may in the near- or long-term pursue acquisitions of complementary businesses, products or technologies. Integrating acquired operations is a complex, time-consuming and potentially expensive process. All acquisitions involve risks that could materially and adversely affect our business and operating results. These risks include:

     -    Distracting management from the day-to-day operations of our business
     - Costs, delays and inefficiencies associated with integrating acquired operations, products and personnel
     -    The potential to result in dilutive issuance of our equity securities
     - Incurring debt and amortization expenses related to goodwill and other intangible assets

There are various factors, which may cause our net revenues, and operating results to fluctuate.

     Our quarterly and annual operating results have varied significantly in the past and may continue to fluctuate because of a number of factors, many of which are outside our control. These factors include:

     -    Timing of significant orders from and shipments to major OEM customers
     -    Timing and market acceptance of new products
     -    Success in developing, introducing and shipping new products
     -    Dependence  on  distribution  channels  through which our products are sold
     -    Increased competition and pricing pressure
     -    Accuracy of our and our resellers' forecasts of end-user demand
     -    Accuracy of inventory forecasts
     -    Ability to obtain sufficient supplies from our subcontractors
     -    Timing and level of consumer product returns
     -    Foreign currency fluctuations
     -    Costs  of  integrating   acquired   operations  General  domestic  and
          international  economic  conditions,   such  as  the  recent  economic
          downturns in Asia and Latin America.

     We also experience significant fluctuations in orders and sales due to seasonal fluctuations, the timing of major trade shows and the sale of consumer products in anticipation of the holiday season. Sales usually slow down during the summer months of July and August, especially in Europe. Also, we attend a number of annual trade shows which can influence the order pattern of products, including CEBIT in March, the NAB convention held in April, and the IBC convention held in September. Our operating expense levels are based, in part, on our expectations of future revenue and, as a result, net income would be disproportionately affected by a shortfall in net sales. Due to these factors, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

Our stock price may be volatile.

     The trading price of our common stock has in the past and could in the future fluctuate significantly. The fluctuations have been or could be in response to numerous factors including:

     -    Quarterly variations in results of operations
     - Announcements of technological innovations or new products by us, our customers or competitors
     -    Changes in securities analysts' recommendations
     -    Announcements of acquisitions
     -    Changes in earnings estimates made by independent analysts
     -    General fluctuations in the stock market

     Our revenues and results of operations may be below the expectations of public market securities analysts or investors. This could result in a sharp decline in the market price of our common stock.

     With the advent of the Internet, new avenues have been created for the dissemination of information. Pinnacle has no control over the information that is distributed and discussed on electronic bulletin boards and investment chat rooms. The motives of the people or organizations that distribute such information may not be in the best interest of Pinnacle and its shareholders. This, in addition to other forms of investment information including newsletters and research publications, could result in a sharp decline in the market price of our common stock.

     In addition, stock markets have from time to time experienced extreme price and volume fluctuations. The market prices for high technology companies have been particularly affected by these market fluctuations and such effects have often been unrelated to the operating performance of such companies. These broad market fluctuations may cause a decline in the market price of our common stock.

     In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has been brought against the issuing company. Although no such litigation has been brought against us, it is possible that similar litigation could be brought against us. Such litigation could result in substantial costs and would likely divert management's attention and resources. Any adverse determination in such litigation could also subject us to significant liabilities.

We are dependent on contract manufacturers and single or limited source suppliers for our components. If these manufacturers and suppliers do not meet our demand either in volume or quality, then we could be materially harmed.

     We rely on subcontractors to manufacture our desktop and consumer products and the major subassemblies of our broadcast products. We and our manufacturing subcontractors are dependent upon single or limited source suppliers for a number of components and parts used in our products, including certain key integrated circuits. Our strategy to rely on subcontractors and single or limited source suppliers involves a number of significant risks, including:

     -    Loss of control over the manufacturing process
     -    Potential absence of adequate capacity
     -    Potential delays in lead times
     -    Unavailability of certain process technologies
     - Reduced control over delivery schedules, manufacturing yields, quality and costs
     -    Unexpected increases in component costs

     If any significant subcontractor or single or limited source suppliers becomes unable or unwilling to continue to manufacture these subassemblies or provide critical components in required volumes, we will have to identify and qualify acceptable replacements or redesign our products with different components. Additional sources may not be available and product redesign may not be feasible on a timely basis. This could materially harm our business. Any extended interruption in the supply of or increase in the cost of the products, subassemblies or components manufactured by third party subcontractors or suppliers could materially harm our business.

We may fail to sell products in the consumer market.

     We entered the consumer market with the acquisition of the VideoDirector product line from Gold Disk in June 1996. We aim to continue to invest resources to develop, market and sell products into the consumer market. In this endeavor, we need to continue to develop and maintain the following capabilities:

     - Marketing and selling products through the consumer distribution channels.
     -    Establishing relationships with distributors and retailers
     - A fully developed infrastructure to support electronic retail stores and telephone and Internet orders.

     Additionally, factors beyond our control could hurt consumer product sales and consequently our financial condition. These factors include:

     - Potential compatibility problems with other manufacturers' electronic components
     -    The risk of obsolete inventory and inventory returns
     -    Difficulty in predicting the growth of the consumer video market

If our products do not keep pace with the technological developments in the rapidly changing video post-production equipment industry, then we may be adversely affected.

     The video post-production equipment industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. Delays in the introduction or shipment of new or enhanced products, our inability to timely develop and introduce such new products, the failure of such products to gain significant market acceptance or problems associated with new product transitions could materially harm our business, particularly on a quarterly basis.

     We are critically dependent on the successful introduction, market acceptance, manufacture and sale of new products that offer our customers additional features and enhanced performance at competitive prices. Once a new product is developed, we must rapidly commence volume production. This process requires accurate forecasting of customer requirements and attainment of acceptable manufacturing costs. The introduction of new or enhanced products also requires us to manage the transition from older, displaced products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In addition, as is typical with any new product introduction, quality and reliability problems may arise. Any such problems could result in reduced bookings, manufacturing rework costs, delays in collecting accounts receivable, additional service warranty costs and a limitation on market acceptance of the product.

If we do not effectively compete, our business will be harmed.

     The  market  for our  products  is highly  competitive.  We  compete in the broadcast, desktop and consumer video production markets. We anticipate increased competition in each of the broadcast, desktop and consumer video production markets, particularly since the industry is undergoing a period of technological change and consolidation. Competition for our broadcast, consumer and video products is generally based on:

     -    Product performance
     -    Breadth of product line
     -    Quality of service and support
     -    Market presence
     -    Price
     - Ability of competitors to develop new, higher performance, lower cost consumer video products

     Certain competitors in the broadcast, desktop and consumer video markets have larger financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than we do. In addition, some competitors have established relationships with current and potential customers of ours and offer a wide variety of video equipment that can be bundled in certain large system sales.

Principal competitors in the broadcast market include:

         Accom, Inc.
         Chyron Corporation
         Leitch Technology Corporation
         Matsushita Electric Industrial Co.  Ltd.
         Quantel Ltd.  (a division of Carlton Communications Plc)
         SeaChange Corporation
         Sony Corporation
         Tektronix, Inc.

Principal competitors in the desktop and consumer markets are:

         Accom, Inc.
         Adobe Systems, Inc.
         Avid Technology, Inc.
         Digitel Processing Systems, Inc.

         Fast Multimedia
         Hauppauge Digital, Inc.
         Matrox Electronics Systems, Ltd.
         Media 100, Inc.
         Quantel Ltd.  (a division of Carlton Communications Plc)
         Sony Corporation

These lists are not all-inclusive.

     The consumer market in which certain of our products compete is an emerging market and the sources of competition are not yet well defined. There are several established video companies that are currently offering products or solutions that compete directly or indirectly with our consumer products by providing some or all of the same features and video editing capabilities. In addition, we expect that existing manufacturers and new market entrants will develop new, higher performance, lower cost consumer video products that may compete directly with our consumer products. We expect that potential competition in this market is likely to come from existing video editing companies, software application companies, or new entrants into the market, many of which have the financial resources, marketing and technical ability to develop products for the consumer video market. Increased competition in any of these markets could result in price reductions, reduced margins and loss of market share. Any of these effects could materially harm our business.

We rely heavily on dealers and OEMs to market, sell, and distribute our products. In turn, we depend heavily on the success of these resellers. If these resellers do not succeed in effectively distributing our products, then our financial performance will be negatively affected.

     These resellers may not effectively promote or market our products or they may experience financial difficulties and even close operations. Our dealers and retailers are not contractually obligated to sell our products. Therefore, they may, at any time:

     -    Refuse to promote or pay for our products
     -    Discontinue our products in favor of a competitor's product

     Also, with these distribution channels standing between them and the actual market, we may not be able to accurately gauge current demand for products and anticipate demand for newly introduced products. For example, dealers may place large initial orders for a new product just to keep their stores stocked with the newest products and not because there is a significant demand for them.

     As to consumer products offerings, we have expanded our distribution network to include several consumer channels, including large distributors of products to computer software and hardware retailers, which in turn sell products to end users. We also sell our consumer products directly to certain retailers. Rapid change and financial difficulties of distributors have characterized distribution channels for consumer retail products. These arrangements have exposed us to the following risks, some of which are out of our control:

     - We are obligated to provide price protection to such retailers and distributors and, while the agreements limit the conditions under which product can be returned to us, we may be faced with product returns or price protection obligations.
     - The distributors or retailers may not continue to stock and sell our consumer products.
     -    Retailers and retail distributors often carry competing products.

Any of the foregoing events could materially harm our business.

If certain of our key employees leave or are no longer able to perform services for us, it could have a material adverse effect on our business. We may not be able to attract and retain a sufficient number of managerial personnel and technical employees to compete successfully.

     We believe that the efforts and abilities of our senior management and key technical personnel are very important to our continued success. Only one has an employment agreement and none are the subject of key man life insurance. Our success is dependent upon our ability to attract and retain qualified technical and managerial personnel. There are not enough engineers, technical support, software services and managers available to meet the current demands of the computer industry. We may not be able to retain our key technical and managerial employees or attract, assimilate and retain such other highly qualified technical and managerial personnel as required in the future. Also, employees may leave our employ and subsequently compete against us, or contractors may perform services for competitors of ours. If we are unable to retain key personnel, our business could be materially harmed.

We may be unable to protect our proprietary information and procedures effectively.

     We must protect our proprietary technology and operate without infringing the intellectual property rights of others. We rely on a combination of patent, copyright, trademark and trade secret laws and other intellectual property protection methods to protect our proprietary technology. In addition, we generally enter into confidentiality and nondisclosure agreements with our employees and OEM customers and limit access to and distribution of our proprietary technology. These steps may not protect our proprietary information nor give us any competitive advantage. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, or disclose such intellectual property or trade secrets. If we are unable to protect our intellectual property, our business could be materially harmed.

We may be adversely affected if we are sued by a third party or if we decide to sue a third party.

     There has been substantial litigation regarding patent, trademark and other intellectual property rights involving technology companies. In the future, litigation may be necessary to enforce any patents issued to us, to protect our trade secrets, trademarks and other intellectual property rights owned by us, or to defend us against claimed infringement. The Company is also exposed to litigation arising from disputes in the ordinary course of business. This litigation may

     -    Divert management's attention away from the operation of our business
     -    Result in the loss of our proprietary rights
     -    Subject us to significant liabilities
     -    Force us to seek licenses from third parties
     -    Prevent us from manufacturing or selling products.

     Any of these results could materially harm our business.

     In the course of business, we have in the past received communications asserting that our products infringe patents or other intellectual property rights of third parties. We investigated the factual basis of such communications and negotiated licenses where appropriate. It is likely that in the course of our business, we will receive similar communications in the future. While it may be necessary or desirable in the future to obtain licenses relating to one or more of our products, or relating to current or future technologies, we may not be able to do so on commercially reasonable terms or at all. These disputes may not be settled on commercially reasonable terms and may result in long and costly litigation.

Because we sell products internationally, we are subject to additional risks.

     Sales of our products outside of North America represented approximately 53% of net sales in the six-month period ended December 31, 1999 and 61% of net sales in the year ended June 30, 1999. We expect that international sales will continue to represent a significant portion of our net sales. We make foreign currency denominated sales in many, primarily European, countries. This exposes us to risks associated with currency exchange fluctuations. Although the dollar amount of such foreign currency denominated sales was nominal during fiscal 1997, it increased substantially during fiscal 1998 and 1999, especially for sales of consumer and desktop products into Europe. In fiscal 2000 and beyond, we expect that a majority of our European sales will be denominated in local foreign currency, including the Euro. The Company has developed natural hedges for some of this risk in that most of the European selling expenses are also denominated in local currency. In addition to foreign currency risks, international sales and operations may also be subject to the following risks:

     -    Unexpected changes in regulatory requirements
     -    Export license requirements
     -    Restrictions on the export of critical technology
     -    Political instability
     -    Trade restrictions
     -    Changes in tariffs
     -    Difficulties in staffing and managing international operations
     - Potential insolvency of international dealers and difficulty in collecting accounts

     We are also subject to the risks of generally poor economic conditions in certain areas of the world, most notably Asia. These risks may harm our future international sales and, consequently, our business.

Future Y2K problems could hurt our business

     As of the date of this filing, we have not incurred any business disruptions or any significant product issues as a result of Year 2000 issues. However, while no such occurrence has developed as of the date of this filing to our knowledge, Year 2000 issues may not become apparent as of this date and therefore, there is no assurance that Pinnacle will not be affected by future disruptions. Pinnacle will continue to monitor the issue vigilantly and work to remedy any issues that arise. It is uncertain to what extent we will be affected by the year 2000 problem, however, if Pinnacle or its customers or if third parties or suppliers experience year 2000 problems, our business may be materially harmed.

                                 USE OF PROCEEDS

     Pinnacle Systems will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the Pinnacle Systems Common Stock will go to the shareholders who offer and sell their shares.

                              SELLING SHAREHOLDERS

     The following table sets forth information with respect to the number of shares of common stock owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time.

     The shares being offered by the selling shareholders were acquired in connection with our acquisition of Puffin Designs. In the acquisition, the
shares  of  common  stock  were  issued   pursuant  to  an  exemption  from  the
registration requirements of the Securities Act. In connection with the acquisition, we agreed to register the shares of Pinnacle Systems common stock received by the former shareholders of Puffin Designs on the registration statement of which this prospectus is part.

     Shares of common stock subject to options are treated as outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person and are listed below under the "Number of Shares Underlying Options" column below, but these options are not treated as outstanding for the purpose of computing the percentage ownership of any other person. None of the selling shareholders owns more than 1% of the outstanding common stock of Pinnacle Systems.

     The shares offered by this prospectus may be offered from time to time by the selling shareholders named below:

                                                   Number of                                            Number of
                                                    Shares                                                Shares
                                                 Beneficially    Number of Shares      Number of       Beneficially
                                                Owned Prior to      Underlying       Shares Being    Owned After the
         Name of Selling Shareholder             the Offering         Options           Offered          Offering
         ---------------------------             ------------         -------           -------          --------
Elizabeth Adler Irrevocable Trust                       361              --                 361             --

Stephen M. Adler                                        361              --                 361             --

Michael F. Adler                                      4,513              --               4,513             --

David B. Apfelberg and Susan M. Apfelberg,
Trustees of the David B. Apfelberg
and Susan M. Apfelberg Living Trust dated
January 15, 1987                                      4,513              --               4,513             --

                                                   Number of                                            Number of
                                                    Shares                                                Shares
                                                 Beneficially    Number of Shares      Number of       Beneficially
                                                Owned Prior to      Underlying       Shares Being    Owned After the
         Name of Selling Shareholder             the Offering         Options           Offered          Offering
         ---------------------------             ------------         -------           -------          --------
Frank W. Benson                                       5,266              --               5,266             --

Simon J. Blattner                                     2,006              --               2,006             --

William C. Bourke and Teresa S. Bourke,
Trustees of the Bourke Family
Trust, U/D/T DTD 03/24/85                             4,513              --               4,513             --

Charles R. Broder Declaration of Trust
(Charles R. Broder, Trustee)                          5,266              --               5,266             --

Jerome J. Brunswick                                     722              --                 722             --

Adam Dawes                                            7,221              --               7,221             --

Dexter B. Dawes                                      16,149           1,081              16,149             --

James Dawes                                           7,221              --               7,221             --

John Dawes                                            7,221              --               7,221             --

Leonard Irwin Eisenberg                               2,834              --               2,834             --

Katherine R. Elkind                                     180              --                 180             --

Jerome and Katherine Elkind Trust                     5,235             540               5,235             --

Bess Key                                                426              --                 426             --

Douglas Key                                           1,329              --               1,329             --

Forest Key                                           22,240              50              22,240             --

Gabrill Key                                             426              --                 426             --

Larry Key                                             1,329              --               1,329             --

                                                   Number of                                            Number of
                                                    Shares                                                Shares
                                                 Beneficially    Number of Shares      Number of       Beneficially
                                                Owned Prior to      Underlying       Shares Being    Owned After the
         Name of Selling Shareholder             the Offering         Options           Offered          Offering
         ---------------------------             ------------         -------           -------          --------
Dennis Key                                            1,329              --               1,329             --

Richard D. Kniss                                      4,513              --               4,513             --

Harry D. Loyle                                        4,513              --               4,513             --

Aileen Lum                                              180              --                 180             --

David A. Mason and Barbara J. Mason
as Trustee, Under the David A. Mason
and Barbara J. Mason Revocable Trust
DTD 01/04/94                                          2,437              --               2,437             --

Frank M. Montano and Laurie S. Montano
as Joint Tenants                                      1,534              --               1,534             --

George F. Murphy, Jr                                    180              --                 180             --

Joseph M. O'Hara                                        361              --                 361             --

John S. Pashilk                                       4,513              --               4,513             --

K. Deane Reade, Jr                                    1,203              --               1,203             --

Lawrence L. Spitters                                  8,275              --               8,275             --

Steven Squires, Trustee, Squires
1999 Trust for the benefit of
Valerie Lynn Squires 1999 Trust
dated December 15, 1999                              10,832              --              10,832             --

George A. Squires                                     4,513              --               4,513             --

Scott Squires                                       206,448              90             206,448             --

C. Augusta Stewart, Trustee of the
John K. Stewart and C. Augusta
Stewart 1997 Trust as the separate
Property of C. Augusta Stewart                        4,874              --               4,874             --

Christopher G. Sweeney                                4,513              --               4,513             --

Lambert C. Thom                                         802              --                 802             --

     Pursuant to the terms of the Declaration of Registration Rights dated as of March 29, 2000 (the "Registration Rights Agreement"), made by Pinnacle Systems in favor of the selling shareholders, Pinnacle Systems undertook to use commercially reasonable efforts to register certain of the shares held by the selling shareholders within 30 days of the date of issuance of shares in connection with the closing of the acquisition. The Registration Rights Agreement also includes certain indemnification arrangements with the selling shareholders.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the common stock of Pinnacle Systems may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or purchasers the shares, for whom they may act as agent (which compensation may be in excess of customary commissions).

     The aggregate proceeds to the selling shareholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by Pinnacle Systems. The selling shareholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific shares of common stock to be sold, the names of the selling shareholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

     The Registration Rights Agreement provides that we will indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

     We may suspend the use of this prospectus for a discrete period of time, not exceeding 30 days, if, in the good faith determination of our board of directors, a development has occurred or condition exists as a result of which the Registration Statement or this prospectus contains or incorporates by reference a material misstatement or omission, the correction of which would require the premature disclosure of confidential information that would, in the good faith determination of the board of directors, materially and adversely affect the Company. We may not exercise this delay right more than twice in any twelve-month period. We are obligated in the event of such suspension to use our reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable. This offering will terminate on the earliest of (a) the first anniversary of the effective date of the acqusition of Puffin Designs, Inc. by Pinnacle Systems or (b) the date on which all shares offered hereby have been sold by the selling shareholders.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling shareholders will sell any or all of the shares of Pinnacle Systems common stock offered by them hereunder.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company as of June 30, 1999 and 1998 and for each of the years in the three-year period ended June 30, 1999 have been incorporated by reference in this prospectus and in the Registration Statement, in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for Pinnacle Systems by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.

                                                                       Amount to
                                                                        be Paid
                                                                       ---------

SEC registration fee.................................................   $ 2,346
Nasdaq National market listing fee...................................     7,207
Printing expenses....................................................    10,000
Legal fees and expenses..............................................    25,000
Accounting fees and expenses.........................................    10,000
Miscellaneous expenses...............................................     5,447
                                                                        -------
     Total...........................................................   $60,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

     As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

     Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934. The Company has entered into Indemnification Agreements with its directors and executive officers.

     The Declaration of Registration Rights made by Pinnacle Systems in connection with its acquisition of Puffin Designs, Inc. provides that the Company will indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 16. Exhibits

Exhibit No.   Description
-----------   -----------
    4.1       Declaration  of  Registration  Rights dated March 29, 2000 made by the Registrant.
    5.1       Opinion  of  Wilson  Sonsini   Goodrich  &  Rosati,   Professional
              Corporation.
   23.1       Consent of KPMG LLP, independent certified public accountants.
   23.2       Consent of Counsel (included in Exhibit 5.1).
   24.1       Power of Attorney (See II-5).

Item 17. Undertakings

     The Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 21st day of April, 2000.


                                       PINNACLE SYSTEMS, INC.


                                       By: /s/ MARK L. SANDERS
                                           -------------------------------------
                                           Mark L. Sanders
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Mark L. Sanders and Arthur D. Chadwick his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                   Title                                 Date
---------                   -----                                 ----

/s/ MARK L. SANDERS         President, Chief Executive Officer    April 21, 2000
------------------------    and Director (Principal Executive
Mark L. Sanders             Officer)


/s/ ARTHUR D. CHADWICK      Vice  President,  Finance and         April 21, 2000
------------------------    Administration and Chief Financial
Arthur D. Chadwick          Officer (Principal Financial and
                            Accounting Officer)


/s/ AJAY CHOPRA             Chairman of the Board, Vice           April 21, 2000
------------------------    President, Desktop Products
Ajay Chopra


/s/ JOHN LEWIS              Director                              April 21, 2000
------------------------
John Lewis


/s/ CHARLES J. VAUGHAN      Director                              April 21, 2000
------------------------
Charles J. Vaughan


/s/ GLENN E. PENISTEN       Director                              April 21, 2000
------------------------
Glenn E. Penisten


/s/ L. GREGORY BALLARD      Director                              April 21, 2000
------------------------
L. Gregory Ballard


/s/ L. WILLIAM KRAUSE       Director                              April 21, 2000
------------------------
L. William Krause

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------
    4.1       Declaration  of  Registration  Rights dated March 29, 2000 made by the Registrant.
    5.1       Opinion  of  Wilson  Sonsini   Goodrich  &  Rosati,   Professional
              Corporation.
   23.1       Consent of KPMG LLP, independent certified public accountants.
   23.2       Consent of Counsel (included in Exhibit 5.1).
   24.1       Power of Attorney (See II-5).